UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 28, 2012

Date of earliest event reported: March 28, 2012

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	333-153091	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin, Suite 3100,

Houston, TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

MRC Global Inc. (the “Company”) announced today that it has launched an initial public offering of 22,727,273 shares of the Company’s common stock. The Company is offering 17,045,455 shares and a selling stockholder is offering 5,681,818 shares. The selling stockholder in the offering has granted the underwriters a 30-day option to purchase up to 3,409,091 additional shares at the initial offering price, less the underwriting discounts and commissions, to cover overallotments, if any. It is currently estimated that the initial public offering price per share will be between $21.00 and $23.00 per share. The Company expects to use the proceeds of the offering to repay indebtedness. The Company will not receive any proceeds from the sale of shares by the selling stockholder in this offering, including proceeds from any exercise by the underwriters of their overallotment option. The shares have been approved for listing on the New York Stock Exchange under the ticker symbol MRC, subject to official notice of issuance.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering of these securities is being made only by means of a written prospectus forming part of the effective registration statement. Copies of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from the Company at 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010, Attention Investor Relations. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Date: March 28, 2012

MRC GLOBAL INC.

By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Corporate Secretary